ROBERT C. STEMPEL TO RETIRE AS

CHAIRMAN OF ENERGY CONVERSION DEVICES, INC.

Rochester Hills, Mich., Oct. 15, 2007 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) today announced that Robert C. Stempel is retiring as Chairman of the Board and a director of ECD, effective at the company’s Annual Meeting of Stockholders scheduled for December 11, 2007. At that time, the Board of Directors intends to appoint a successor non-executive Chairman from the directors elected at the annual meeting.

"On behalf of ECD’s employees and directors, I want to thank Bob for his contributions and leadership," said Mark D. Morelli, President and Chief Executive Officer of ECD. "He helped develop a technology foundation upon which we are building a solid, commercial enterprise and driving to sustainable profitability. We wish him all the best in his retirement."

Stempel, 74, has been Chairman of the Board since December 1995. In August 31, 2007, he retired as ECD’s Chief Executive Officer. He was the Chairman and Chief Executive Officer of General Motors Corporation from 1990-1992.

About Energy Conversion Devices

ECD is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The Company's portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar energy generation, phase-change memory and other alternative energy technologies. The Company’s wholly owned subsidiary, United Solar Ovonic, is the world’s largest manufacturer of thin-film amorphous silicon photovoltaic solar panels for converting sunlight into electricity. ECD holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

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Contact:

Ghazaleh Koefod

Investor Relations

Energy Conversion Devices, Inc.

(248) 293-0440